                                        Supplement Filed Pursuant to Rule 424(c)
                                                           File Number 333-17861

                              I-LINK INCORPORATED

                Supplement to Prospectus dated October 21, 1997

          (For Use By Certain Affiliates Of Commonwealth Associates)

The disclosure set forth under the heading "Selling Securityholders" in the I-Link Incorporated prospectus dated October 21, 1997 (the "Prospectus") is hereby amended. This amendment will reflect the beneficial ownership by certain affiliates and associated persons of Commonwealth Associates ("Commonwealth") of 177,035 shares of common stock, par value $.007 per share ("Common Stock") previously attributed to Commonwealth.

As set forth in the Prospectus, Commonwealth was the holder Four M Options. Prior to the effectiveness of the Registration Statement of which this Prospectus is a part, 177,035 of such Four M Options were exercised and 177,035 shares of Common Stock were subsequently transferred to Commonwealth. The Company has been informed that Commonwealth has disclaimed any ownership interest in such 177,035 shares of Common Stock and that their ownership should be attributed to certain affiliates and associated persons of Commonwealth, as
set forth below.   The list of Selling Securityholders as set forth in the
Prospectus is amended so that certain entries are added or amended and certain footnotes revised. The revised entries and footnotes read as follows:

                                                     Securities Being Offered
Name and Address                                 -------------------------------
Beneficial Owner                                 Other              Common Stock
----------------                                 -----           ---------------
Richard Galterio *                                 0             45,000 (33)(34)
400 Carriage Lane
Wyckoff, NJ  07481

Marco Giudice                                      0              5,000 (34)(43)
355 Darlington Avenue
Staten Island, NY  10312

Stephen Labarbara                                  0              5,000 (34)(43)
21 Breeway Drive
Freehold, NJ  07728

Vincent Labarbara                                  0             89,750 (34)(45)
1266 Ocean Avenue
Sea Bright, NJ  07760

Craig Leppla                                       0              2,500 (34)(43)
605 Cascade Drive
Fairfield, CT  06432


*   Erroneously listed in the Prospectus as Richard Galtierri.

                                                     Securities Being Offered
Name and Address                                 -------------------------------
Beneficial Owner                                 Other              Common Stock
----------------                                 -----           ---------------
Eric Rand                                           0            95,500 (10)(34)
345 Rumson Road
Little Silver, NJ  07739

Vincent Ricciardi                                   0             5,000 (34)(43)
27 Gillard Avenue
Staten Island, NY  10312

Eric Rubinstein                                     0            10,000 (34)(43)
855 Orchard Lane
Muttontown, NY  11771

Michael Sclafani                                    0             6,000 (34)(43)
1637 71st Street
Brooklyn, NY  11204

Edmund Shea                                         0            13,535 (34)(43)
1201 Virginia Road
San Manno, CA  91108

Michael Volpe                                       0            10,000 (34)(43)
2340 83rd Street
Brooklyn, NY  11214

__________
(10) Includes 30,000 Kanter Shares, 50,000 Four M Shares and 15,500 shares of Common Stock issuable upon exercise of the named shareholder's interest in the Commonwealth Warrant.
(33) Includes 15,000 Kanter Shares and 30,000 Four M Shares held by the named shareholder.
(45) Includes 430,000 Kanter Shares, 40,000 Four M Shares and 9,750 shares of Common Stock issuable upon exercise of the named shareholder's interest in the Commonwealth Warrant.

Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Prospectus.



The date of this Supplement is March 23, 1998

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